UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

CYNGN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 31, 2024, Cyngn Inc. issued the following press release:

Shareholder Letter from Lior Tal, CEO at Cyngn Inc.

MENLO PARK, Calif., May 31,, 2024 – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN) issued a letter from the CEO —

Dear Cyngn Shareholders:

As most of you are aware, our annual shareholder meeting is scheduled for June 25, 2024 and proxy materials containing several critical matters requiring shareholder approval have been distributed. The matter I wanted to talk to you about today is granting discretionary authority to our Board of Directors to affect a reverse stock split.

We consider the reverse stock split a last measure to regain compliance with Nasdaq’s $1 minimum bid price requirement before the late August deadline. We have postponed this as long as possible but now we need to act, and so we’re asking for you to allow us to do that.

While achieving the minimum bid price requirement organically is preferred, despite our best efforts, achievement of many commercial milestones and significant progress in 2024, to date, we have not been able to achieve this. Therefore, my recommendation to the Board of Directors and to you, the shareholders of Cyngn, is that we enable the option of the reverse stock split as a potential remedy for regaining the minimum bid compliance before the deadline.

Voting to authorize this option is of vital importance. My responsibility as CEO is to do what is in the best interest of the company’s stakeholders, including its shareholders, employees and customers. To survive and prosper, the company needs access to capital to fund operations until it is cash flow positive. Few sources of capital are willing to provide financing to the company if it is no longer on a major national exchange. Down-listing to an over-the-counter exchange where market making and trading volumes are significantly lower would put the company and its stakeholders at significant risk.

Also included for vote in the proxy is a proposal to amend our articles of incorporation to increase the number of shares of authorized common stock from 200,000,000 to 400,000,000. This will only be effected in the event that we regain compliance with the minimum bid price organically as we would need these additional authorized shares to further fund the company until it is cash flow positive. This increase will not be necessary if the company executes a reverse split, which will result in a reduction of the outstanding shares. This measure is not intended to be used in addition to the reverse split, but rather in the event one is not used.

Thanks for your support and understanding.

Sincerely,

Lior Tal

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn's self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn's DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn's flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

●	Website: cyngn.com
●	Twitter: twitter.com/cyngn
●	LinkedIn: https://www.linkedin.com/company/cyngn
●	YouTube: https://www.youtube.com/@cyngnhq

Investor Contact:
Don Alvarez, CFO
investors@cyngn.com

Media Contact:
Luke Renner, Head of Marketing
media@cyngn.com

FORWARD-LOOKING STATEMENTS:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act and other securities laws. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements. Forward-looking statements are not historical facts, and are based upon management's current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management's expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including the risk factors described from time to time in the Company's reports to the SEC, including, without limitation the risk factors discussed in the Company's annual report on Form 10-K filed with the SEC on March 7, 2024. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Cyngn is not responsible for the contents of third-party websites.